Exhibit 99.1

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact:	Dean Blythe
July 27, 2004		(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS REPORTS SECOND QUARTER EPS GROWTH OF 11.5%

ON REVENUE GROWTH OF 9.0%

Note: Harte-Hanks will hold a second quarter earnings conference call on July 27, 2004 at 10AM CST. The number is 888-730-9136 domestic or 210-234-0005 international, pass code 121693. There will be an audio replay available shortly after the call through August 3, 2004. To access, please call 888-568-0392 or 402-530-7931 or visit

www.harte-hanks.com/earnings_audio/audio_stream.html.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported second quarter 2004 diluted earnings per share of $0.29 on revenues of $254.2 million. These results compare to diluted earnings per share of $0.26 on $233.2 million in revenue for the second quarter of 2003.

The following table presents financial highlights of the company’s operations for the second quarter of 2004. Full financial results are attached.

RESULTS FROM OPERATIONS

	Three Months Ended June 30,
(In thousands, except per share amounts)	2004	2003	% Change

Operating revenues	$254,152	$233,168	9.0%
Operating income	42,898	38,466	11.5%
Net income	25,546	23,082	10.7%
Diluted earnings per share	0.29	0.26	11.5%
Diluted shares (weighted average common and common equivalent shares outstanding)	87,963	89,999	-2.3%

In the discussion below the company intends to provide investors a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. Harte-Hanks evaluates operating performance based on several measures, including the non-GAAP measure of free cash flow, defined as net income plus depreciation and amortization less capital expenditures, as Harte-Hanks believes this is an important measure of the operational strength of its business.

For the six months ended June 30, 2004, the company’s revenues were up 9.1% to $490.4 million and operating income increased 12.3% to $74.5 million. Diluted earnings per share increased 13.6% for the six months ended June 30, 2004 to $0.50, compared to $0.44 for the 2003 six-month period.

Commenting on the second quarter 2004 performance, Chief Executive Officer Richard Hochhauser said, “Our people delivered a terrific quarter and we are pleased with the results. Diluted earnings per share increased 11.5% on 9.0% revenue growth. Operating income grew 11.5% and we generated $26.1 million of free cash flow in the quarter.”

Discussing the performance of individual business segments, Hochhauser said, “Shoppers had another great quarter. Operating income increased 10.2% on revenue growth of 9.2%. Our shopper business continues its strong performance, with this being the third quarter in a row with year-over-year double-digit operating income growth. Shopper growth was driven by both ROP (in-book advertising), especially real estate and employment related advertising, and distribution products. Shoppers year-over-year comparisons will be more difficult in the second half as we had an extra publication date in the fourth quarter of 2003 which occurs once every six years.”

Turning to direct marketing performance, Hochhauser said, “Direct marketing had a stand-out quarter with operating income up 15.3% on 8.9% revenue growth. All of our vertical markets had positive year-over-year growth, which last occurred in the second quarter of 2000. Our high-tech/telecom, healthcare/pharma and select vertical markets all showed double-digit revenue growth over the prior year. The financial vertical market had near double-digit growth, while our retail market was up slightly. Our stated focus has been on improving the profitability of our direct marketing business, and we are beginning to see progress on this front with operating income margins up eighty basis-points compared to the prior year.”

Concluding, Hochhauser said, “We are pleased with our earnings per share performance in the second quarter and the first half of the year, and our goal is to continue to improve earnings per share in the last half of the current year compared to the prior year.”

Statements in this release concerning the Company’s business outlook or future financial performance and other statements that are not historical facts are “forward looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those statements. Such risks, uncertainties, and factors include, but are not limited to, public concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, competitive pressures, fluctuations in paper prices and postal rates, and general or regional economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Highlights of the second quarter included:

•	Harte-Hanks entered into agreements with a large catalog company, a major retailer and a international financial services institution to provide service bureau and database-marketing services. The Harte-Hanks solutions include Allink®Retail and Allink®Financial — results-focused marketing solutions that optimize customer relationships and enable multi-channel marketers to manage, coordinate and deliver targeted marketing campaigns across all channels with ease and effectiveness.

•	Harte-Hanks signed a number of renewals in the second quarter with large high-tech/telecom companies for its CI Technology Database. Harte-Hanks CI Technology Database is the largest and most in-depth business technology database in the world. Additionally, Harte-Hanks renewed a contract with AT&T for an analytics project encompassing outbound calling, modeling and statistical analysis. The project utilizes a panel of over 2,000 telecom managers in a market share/market penetration study.

•	Expanding upon its leadership in data quality, Harte-Hanks Trillium Software® continued to develop new solutions and enhance its products through new strategic initiatives in the quarter including: (1) expanding its market focus to provide data quality management and profiling for a broad range of non-name and address related business data with the release of the Trillium Software Business Data Parser (BDP), (2) delivering the Address Validation Adapter (AVA) as an option to its Trillium Software System for Oracle and (3) shipping a Web Services interface for the Trillium Software System that expands its real-time data quality management capabilities to Web Services environments.

•	Harte-Hanks held its Silver Anniversary (25th) customer Forum, selecting two cities for this year’s venue: San Francisco (June 29-30) and New York (June 22-23). The theme was “Defying Gravity: Customer Growth Under Pressure.” Combined, 300 customers and guests participated, attending approximately 45 sessions covering a range of issues: loyalty marketing, database marketing, analytics and data mining, e-marketing, print on demand, and public policy among others. Case studies and client speakers in high-tech/telecom, retail, financial services, pharma/healthcare and automotive markets were presented.

•	Harte-Hanks was awarded with the 2004 Philadelphia Direct Marketing Association Benjamin Franklin Award for Marketing Excellence, “Pharmaceutical” category. The award recognized a recent campaign for Os-Cal Ultra, a calcium supplement developed by GlaxoSmithKline Consumer Healthcare.

•	Harte-Hanks Direct Marketing promoted Belinda Casper and Mark Picone to Managing Directors of its Jacksonville and Baltimore facilities, respectively, and named Bill Bullington as Managing Director of its Fullerton facility. They are responsible for the day-to-day operations at each of their respective facilities.

•	Casper has been with the company for 16 years having served in both operations and client services at various facilities in Harte-Hanks.

•	Picone has been with the company since 2000 and was most recently chief technology officer of the direct-response agency of Harte-Hanks, Harte-Hanks Direct.

•	Bullington was most recently a founding partner for Direct Distribution Services, a Web-enabled presort mailing facility.

•	Harte-Hanks Shoppers expanded into 293,500 additional homes in the second quarter. This included 228,500 homes in the Northern California neighborhoods of Woodland, Davis and Modesto, 41,000 homes in South Los Angeles and 24,000 homes in the Coconut Creek neighborhood of South Florida. Harte-Hanks Shoppers have expanded into 451,500 additional homes since January 1, 2004.

•	Harte-Hanks Shoppers launched “Pensando en Ti,” a multi-page free-standing insert targeted to Hispanic households. “Pensando en Ti,” which means “thinking of you,” was created to market to the rising number of Hispanic consumer households. “Pensando en Ti” is designed as a monthly publication and appears as an insert inside the PennySaver in California and the Flyer in Florida.

•	Harte-Hanks paid a regular quarterly cash dividend of 4.0 cents per share on June 15, 2004 to shareholders of record on June 1, 2004.

•	Harte-Hanks purchased 1.4 million shares of its common stock in the second quarter bringing the year-to-date repurchase total to 2.1 million shares. In May, Harte-Hanks board of directors authorized an increase of five million shares in the company’s stock repurchase program representing approximately 5.8% of its outstanding shares. With this five million-share authorization, there are approximately 7.1 million shares remaining from repurchase authorizations at June 30, 2004. Since January 1997 the company has acquired approximately 37.8 million shares (split adjusted) under its repurchase program.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 900 separate editions reaching nearly 11 million households in California and Florida each week.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share data	2004	2003	2004	2003
Operating revenues	$254,152	$233,169	$490,404	$449,489
Operating expenses:
Labor	97,309	88,110	191,449	174,153
Production and distribution	86,569	80,521	169,921	156,366
Advertising, selling, general and administrative	20,096	18,295	40,084	36,938
Depreciation and amortization	7,280	7,777	14,494	15,733

	211,254	194,703	415,948	383,190

Operating income	42,898	38,466	74,456	66,299

Other expenses (income):
Interest expense	260	242	432	451
Interest income	(73)	(53)	(291)	(100)
Other, net	196	432	685	1,013

	383	621	826	1,364

Income before income taxes	42,515	37,845	73,630	64,935
Income tax expense	16,969	14,763	29,295	25,475

Net income	$25,546	$23,082	$44,335	$39,460

Basic earnings per common share	$0.30	$0.26	$0.51	$0.44

Weighted-average common shares outstanding	86,335	88,540	86,894	89,187

Diluted earnings per common share	$0.29	$0.26	$0.50	$0.44

Weighted-average common and common equivalent shares outstanding	87,963	89,999	88,497	90,705

Note: Certain 2003 amounts have been reclassified for comparative purposes.

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended June 30,			Six months ended June 30,
In thousands	2004	2003	% Change	2004	2003	% Change
OPERATING REVENUES:
Direct Marketing	$154,566	$141,937	8.9%	$299,394	$276,509	8.3%
Shoppers	99,586	91,232	9.2%	191,010	172,980	10.4%

Total operating revenues	$254,152	$233,169	9.0%	$490,404	$449,489	9.1%

OPERATING INCOME:
Direct Marketing	$22,154	$19,207	15.3%	$37,709	$33,577	12.3%
Shoppers	23,442	21,263	10.2%	41,788	36,959	13.1%
General corporate expense	(2,698)	(2,004)	-34.6%	(5,041)	(4,237)	-19.0%

Total operating income	$42,898	$38,466	11.5%	$74,456	$66,299	12.3%

DEPRECIATION AND AMORTIZATION
Direct Marketing	$5,853	$6,320	-7.4%	$11,646	$12,886	-9.6%
Shoppers	1,419	1,448	-2.0%	2,832	2,831	0.0%
General corporate expense	8	9	-11.1%	16	16	0.0%

Total depreciation and amortization	$7,280	$7,777	-6.4%	$14,494	$15,733	-7.9%

Reconciliation of Net Income to Free Cash Flow

	Three months ended June 30,			Six months ended June 30,
In thousands	2004	2003		2004	2003
Net Income	$25,546	$23,082		$44,335	$39,460
Add: depreciation and amortization	7,280	7,777		14,494	15,733
Less: capital expenditures	6,748	8,819		16,281	16,878

Free cash flow	$26,078	$22,040		$42,548	$38,315

Harte-Hanks, Inc.

Consolidated Balance Sheets (in thousands, except share amounts)

	(Unaudited) June 30, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$29,697	$32,151
Accounts receivable, net	151,773	152,703
Inventory	4,965	5,213
Prepaid expenses	14,274	13,816
Current deferred income tax asset	9,063	7,682
Other current assets	7,269	5,732

Total current assets	217,041	217,297

Property, plant and equipment, net	105,408	97,747
Goodwill, net	448,525	437,156
Other intangible assets, net	2,367	2,667
Other assets	3,984	4,263

Total assets	$777,325	$759,130

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$49,307	$47,891
Accrued payroll and related expenses	24,141	22,808
Customer deposits and unearned revenue	53,065	48,658
Income taxes payable	4,879	7,776
Other current liabilities	6,461	6,939

Total current liabilities	137,853	134,072

Long-term debt	15,000	5,000
Other long-term liabilities	71,748	64,460

Total liabilities	224,601	203,532

Stockholders’ equity
Common stock, $1 par value, authorized: 250,000,000 shares Issued at June 30, 2004: 113,855,016 shares; at December 31, 2003: 113,280,794 shares	113,855	113,281
Additional paid-in-capital	244,691	235,996
Accumulated other comprehensive loss	(19,415)	(18,790)
Retained Earnings	836,349	798,974
Less treasury stock, June 30, 2004: 27,874,836 shares at cost; December 31, 2003: 25,788,502 shares at cost	(622,756)	(573,863)

Total stockholders’ equity	552,724	555,598

Total liabilities and stockholders’ equity	$777,325	$759,130